UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             Heritage Bancorp, Inc.
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                                (Name of Issuer)

                      Common Stock, no par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   42720W 10 0
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                                 (CUSIP Number)

                                 October 1, 1998
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                           -----------------
CUSIP No.42720W 10 0                   13G                     Page 2 of 6 Pages
         -----------                                               ---  ---
--------------------                                           -----------------


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1    NAME OF REPORTING PERSON
     SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Voluntary)

     Harold E. Lieding
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]
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3    SEC USE ONLY
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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
------------- ------------------------------------------------------------------
 NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY           197,741
  OWNED BY    ------------------------------------------------------------------
    EACH          6    SHARED VOTING POWER
 REPORTING
   PERSON              146,652
    WITH      ------------------------------------------------------------------
                  7    SOLE DISPOSITIVE POWER

                       197,741
              ------------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       146,652
------------- ------------------------------------------------------------------
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     344,393
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10   CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                             [ ]
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.00% of 2,294,617 shares of Common Stock outstanding as of September 30, 1998
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12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                               Page 3 of 6 pages

                                    ITEM 1(A)

NAME OF ISSUER: Heritage Bancorp, Inc. ("Company")


                                    ITEM 1(B)

ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:

                                      1313 Dolley Madison Blvd.
                                      McLean, VA 22101


                                    ITEM 2(A)

NAME OF PERSON FILING: Harold E. Lieding


                                    ITEM 2(B)

ADDRESS OF PRINCIPAL BUSINESS OFFICE: 1313 Dolley Madison Blvd.
                                      McLean, VA 22101


                                    ITEM 2(C)

CITIZENSHIP:      USA


                                    ITEM 2(D)

TITLE OF CLASS OF  SECURITIES:  Common  Stock,  no par value per share  ("Common
                                Stock").


                                    ITEM 2(E)

CUSIP NUMBER: 42720W 10 0


                                     ITEM 3

CHECK WHETHER THE PERSON FILING IS A:

If this statement is being filed pursuant to Rule 13d-1(c), check this box.  [X]


                                     ITEM 4

OWNERSHIP:

         (A) AMOUNT BENEFICIALLY OWNED ..............         344,393

         (B) PERCENT OF CLASS .......................         15.0%

         (C) NUMBER OF SHARES AS TO WHICH
             SUCH PERSON HAS:

                                                               Page 4 of 6 pages


                  (I) SOLE POWER TO VOTE OR TO

                      DIRECT THE VOTE ...............         197,741

                  (II) SHARED POWER TO VOTE OR TO
                       DIRECT THE VOTE ..............         146,652

                  (III) SOLE POWER TO DISPOSE OR TO
                        DIRECT DISPOSITION OF .......         197,741

                  (IV) SHARED POWER TO DISPOSE OR TO
                       DIRECT DISPOSITION OF ........         146,652


                                     ITEM 5

OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: Not applicable.


                                     ITEM 6

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON: Not applicable.


                                     ITEM 7

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: Not applicable.


                                     ITEM 8

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: Not applicable.


                                     ITEM 9

NOTICE OF DISSOLUTION OF GROUP: Not applicable.


                                     ITEM 10

CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired or held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired or held in connection with or as a participant in any transaction having such purposes or effect.

                                                               Page 5 of 6 pages

SIGNATURE:

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         September 24, 1998
                                                         ------------------
                                                                Date

                                                        /s/ Harold E. Lieding
                                                        ---------------------
                                                              Signature



     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)